Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-3 No. 333-204623 of Washington Real Estate Investment Trust,
(2)	Form S-3 No. 333-204624 of Washington Real Estate Investment Trust,
(3)	Form S-3 No. 333-223527 of Washington Real Estate Investment Trust,
(4)	Form S-3 No. 333-224135 of Washington Real Estate Investment Trust,
(5)	Form S-8 No. 333-145327 pertaining to the 2007 Omnibus Long-Term Incentive Plan of Washington Real Estate Investment Trust, and
(6)	Form S-8 No. 333-211418 pertaining to the 2016 Omnibus Incentive Plan of Washington Real Estate Investment Trust;

of our report dated April 4, 2018, with respect to our audit of the Statement of Revenues and Certain Expenses of Arlington Tower for the year ended December 31, 2017 included in this Current Report on Form 8-K/A.

/s/ Baker Tilly Virchow Krause, LLP
Tysons Corner, Virginia
April 4, 2018